Exhibit 99.1

SOHU.com Reports First Quarter 2005 Unaudited Financial Results

First Quarter Revenues of US$23.73 million; Wireless Revenue Growth of 28% Quarter-on-Quarter;

Net Income of US$0.15 Per Fully Diluted Share

BEIJING, CHINA, April 28, 2005 - SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, reported unaudited financial results for the first quarter ended March 31, 2005.

Business Highlights

Highlights for the first quarter 2005:

•	Total revenues of US$23.73 million, above company guidance

•	Advertising revenue of US$14.86 million, within the high end of company guidance

•	Non-advertising revenue of US$8.87 million, exceeding company guidance due to wireless business recovery resulting in 28% quarter-on-quarter growth

•	Net profit of US$5.71 million or US$0.15 per fully diluted share, meeting company guidance

“We are pleased to report these first quarter results. Despite seasonal weakness in online advertising due to the Chinese New Year holidays in February, advertising and sponsored search sales performed strongly relative to our expectations. Wireless business has turned the corner with quarterly sequential revenue growth exceeding our expectations, indicating that we have left last year’s transitional and regulatory issues behind us. As a result, we believe SOHU’s first quarter results put us on firm ground for a good business year. I am particularly pleased to note that quarter-on-quarter sponsored search revenue achieved some growth while search traffic doubled,” said Charles Zhang, Chairman and CEO of SOHU.

Business Results

Revenues for the first quarter ended March 31, 2005 totaled US$23.73 million, compared to revenues of US$24.07 million for the fourth quarter ended December 31, 2004, and US$25.94 million for the first quarter ended March 31, 2004. Gross margin of 68% in Q1

2005 was unchanged from the previous quarter and slightly up from 67% in Q1 2004. Net income for the first quarter of 2005 was US$5.71 million or US$0.15 per fully diluted share. This compares to net income of US$6.50 million or US$0.17 per fully diluted share for the fourth quarter of 2004 and US$10.93 million or US$0.27 per fully diluted share for the first quarter of 2004.

SOHU’s advertising revenue for the first quarter of 2005 totaled US$14.86 million, a 35% year-on-year improvement and 6% decline quarter-on-quarter. Advertising revenue, consisting of US$12.13 million in brand advertising and US$2.73 million in sponsored search, accounted for 63% of total revenues in the first quarter of 2005. Advertising gross margin was 76%, compared to 80% in Q4 2004 and 75% in Q1 2004.

For the first quarter of 2005 SOHU’s non-advertising revenue, which are derived from wireless value-added services, online games and e-commerce, decreased by 41% year-on-year but increased 8% quarter-on-quarter to US$8.87 million, representing 37% of total revenues. The year-on-year decline was predominantly caused by the loss in wireless revenue, which went down by 51% year-on-year, while the quarterly sequential increase was similarly due to the resumption of growth in wireless revenue. Non-advertising gross margin was 55% compared to 45% in Q4 2004 and 61% in Q1 2004.

The martial arts fighting game Blade Online, in commercial operation since October 17, 2004, generated revenue in line with company expectations. Together with Knight Online, SOHU’s first online game, the two multi-player online role-playing games represented 6% of overall revenues in the first quarter.

For the first quarter of 2005, SOHU’s operating expenses totaled US$10.74 million, an increase of 4% quarter-on-quarter and 59% year-on-year. Operating profit margin of 23% was down from 25% in Q4 2004 and 41% in the same period last year. The year-on-year increase in operating expenses is mostly due to investment in long-term growth opportunities, the rise in sales and marketing spending, and the consolidation of operating expenses from the wireless services provider Goodfeel that SOHU acquired in mid-2004.

In February 2005 SOHU repurchased 885,605 shares of common stock, thereby completing a ten months old stock repurchase program with an accumulated stock buy-back of 6% of the total shares outstanding.

In April 2005, SOHU signed a definitive agreement to acquire Go2Map, one of the leading online mapping service providers in China. The acquisition will enable SOHU to apply Go2Map’s rich technological expertise in professional location-based information to SOHU’s search engine capabilities as well as online website content.

“We believe both the stock repurchase program and the acquisition of Go2Map have been attractive investments for the company. We will continue to look into strategic opportunities to leverage the Company’s organic growth and drive long-term shareholder value,” Carol Yu, SOHU’s Chief Financial Officer, said.

At March 31, 2005, SOHU’s cash and marketable debt securities balance was US$128.7 million.

Business Outlook

SOHU estimates total revenues for the second quarter 2005 to be between US$25.0 million and US$26.0 million, with advertising revenue of US$16.5 million to US$17.0 million and non-advertising revenues of US$8.5 million to US$9.0 million. Second quarter earnings per fully diluted share are expected to be between US$0.17 and US$0.19.

Note to the Financial Information

The financial information in this press release are extracted from financial statements prepared in accordance with generally accepted accounting principles in the United States.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until the release of SOHU’s next quarterly earnings announcement; however, SOHU reserves the right to update its Business Outlook at any time for any reason.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, wireless services (most wireless revenues are collected from a few mobile telecom operators), online games and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s annual report on Form 10-K for the year ended December 31, 2004, and other filings with the Securities and Exchange Commission.

Conference Call

SOHU’s management team will host a conference call at 9:00 PM EST, April 27, 2005 (or 9:00 AM on April 28, 2005 in the Beijing/Hong Kong time zone) following the quarterly results announcement.

To listen to the conference call, please use the dial in numbers below:

CHINA (NORTH) Toll Free Number: 10800-852-0824

CHINA (SOUTH) Toll Free Number: 10800-152-0824

HONG KONG Toll Number: +852-2258-4102

USA Toll Number: +1-210-795-0495

PASSCODE: 7840490

The conference call will be available on web cast live and replayed at: http://www.sohu.com/about/English/conference.htm

About SOHU

SOHU.COM Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; the #1 online alumni club www.chinaren.com; #1 games information portal www.17173.com; top real estate website www.focus.cn; and wireless value-added services provider www.goodfeel.com.cn. This network of web properties offers the vast SOHU user community very broad choices regarding information, entertainment, communication and commerce.

SOHU corporate services consist of online advertising on its matrix of websites as well as paid listing and bidding listing on its in-house developed search directory and engine. SOHU also offers three types of consumer services. SOHU offers wireless value-added services such as news, information, ringtone and picture content sent over mobile phones. The company also operates two massively multi-player online role-playing games and manages a business-to-consumer e-commerce platform.

SOHU.COM, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its ninth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6272 6596

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2005	Dec. 31, 2004	Mar. 31, 2004
Revenues:
Advertising
Brand advertising	$12,124	$13,187	$8,993
Sponsored search	2,731	2,692	2,021

Subtotal of advertising revenues	14,855	15,879	11,014

Non-advertising:
Wireless	5,959	4,663	12,245
E-commerce	1,265	1,996	1,319
Other	1,646	1,529	1,357

Subtotal of non-advertising revenues	8,870	8,188	14,921

Total revenues	23,725	24,067	25,935

Cost of revenues:
Advertising
Brand advertising	3,229	2,970	2,660
Sponsored search	293	281	128

Subtotal of advertising cost of revenues	3,522	3,251	2,788

Non-advertising:
Wireless	2,205	1,933	4,181
E-commerce	1,231	1,963	1,286
Other	572	592	368

Subtotal of non-advertising cost of revenues	4,008	4,488	5,835

Total cost of revenues	7,530	7,739	8,623

Gross profit	16,195	16,328	17,312

Operating expenses:
Product development	3,142	2,387	1,880
Sales and marketing	4,734	4,547	3,121
General and administrative	2,412	2,987	1,572
Amortization of intangibles	456	455	177

Total operating expenses	10,744	10,376	6,750

Operating profit	5,451	5,952	10,562

Other expense	(248)	(244)	(208)
Interest income	573	595	630

Net income before taxes	5,776	6,303	10,984
Income tax expense	(62)	199	(54)

Net income	5,714	6,502	10,930

Basic net income per share	$0.16	$0.18	$0.30

Shares used in computing basic net income per share	36,171	36,478	36,225

Diluted net income per share	$0.15	$0.17	$0.27

Shares used in computing diluted net income per share	39,931	40,533	41,920

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of
	March 31, 2005	December 31, 2004
ASSETS
Cash, cash equivalents and investments in marketable debt securities	$128,701	$141,322
Accounts receivable, net	19,149	19,901
Prepaid and other current assets	5,118	4,894
Fixed assets, net	14,632	12,175
Goodwill	44,502	44,502
Intangible assets, net	7,047	7,503
Other assets, net	4,176	4,470

	223,325	234,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	27,802	30,799
Deferred revenues	4,810	5,469
Zero coupon convertible senior notes	90,000	90,000

Total liabilities	122,612	126,268
Shareholders’ equity	100,713	108,499

	$223,325	$234,767